Exhibit 5.1

January 28, 2013

Board of Directors
McCormick & Company, Incorporated
18 Loveton Circle
Sparks, Maryland 21152

Ladies and Gentlemen:
I am Vice President, General Counsel & Secretary of McCormick & Company, Incorporated, a Maryland corporation (the “Company”). I am providing this opinion letter in connection with the Company’s registration statement on Form S‑8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) relating to the proposed offering of up to $11,000,000 of deferred compensation obligations that may be incurred by the Company upon election by eligible participants (the “Obligations”) pursuant to the Company’s 2005 Deferred Compensation Plan, as amended and restated (the “Plan”), in addition to the $11,000,000 Obligations originally reserved under the Plan. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S‑K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
For purposes of this opinion letter, I have examined copies of such agreements, instruments and documents as I have deemed an appropriate basis on which to render the opinions hereinafter expressed. In my examination of the aforesaid documents, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to me, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to me as copies (including telecopies). As to all matters of fact, I have relied on the representations and statements of fact made in the documents so reviewed, and I have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
This opinion letter is based as to matters of law solely on the Corporations and Associations Article of the Annotated Code of Maryland, as amended. I express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.
Based upon, subject to and limited by the foregoing, I am of the opinion that following (i) effectiveness of the Registration Statement, and (ii) deferral of the compensation giving rise to the Obligations in accordance with the terms of the Plan, the Obligations will constitute binding obligations of the Company.
This opinion letter has been prepared for use in connection with the Registration Statement. I assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.
I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not thereby admit that I am an “expert” within the meaning of the Securities Act.
Very truly yours,

/s/ W. Geoffrey Carpenter
W. Geoffrey Carpenter